Exhibit (a)(5)(G)

3200 Highland Avenue
Downers Grove, IL 60515-1223
(630) 737-7900
www.firsthealth.com

Investor Contacts:
William R. McManaman, CFO, 630-737-7020
Joseph E. Whitters, EVP, 630-737-7511
Media Contact:
Erin Gardiner, Public Relations Manager, 630-737-5016

FOR IMMEDIATE RELEASE

First Health Extends Option Tender Offer

     Downers Grove, IL (January 14, 2005) – First Health Group Corp. (NASDAQ: FHCC) announced today that it had extended its offer to purchase any and all outstanding options to purchase shares of First Health common stock until 10:00 a.m., New York City (Eastern) time, on January 28, 2005.

     As of January 13, 2005, options to purchase approximately 10,330,336 shares of First Health common stock have been tendered pursuant to the offer. The option tender offer is being made pursuant to an offer to purchase and related materials which are exhibits to the tender offer statement on Schedule TO filed by First Health with the Securities and Exchange Commission on November 15, 2004, as amended or supplemented from time to time. Option holders should read the offer to purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Option holders may obtain the offer to purchase and related materials free of charge at the SEC’s website at www.sec.gov. In addition, option holders may contact D.F. King & Co., Inc., information agent for the option tender offer, toll-free at 1-888-628-9011 with any questions about the offer or requests for copies of the offer to purchase and related materials free of charge.

About First Health

     First Health, the premier national health-benefits services company, specializes in providing large payors with integrated managed care solutions. First Health is a unique national managed care company serving the group health, workers’ compensation and state agency markets. Using technology to enable service and managed care innovations, First Health sets the bar for industry performance. For more information, visit the company website at www.firsthealth.com.